As Filed With the Securities and Exchange Commission on October 5, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________

i3 Verticals, Inc.
(Exact name of registrant as specified in its charter)
____________________________________

Delaware	82-4052852
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
40 Burton Hills Blvd., Suite 415 Nashville, TN 37215 (Address of Principal Executive Offices) (Zip Code) ____________________________________
i3 Verticals, Inc. 2020 Acquisition Equity Incentive Plan
(Full title of the plan)
____________________________________
Paul Maple
General Counsel and Secretary
40 Burton Hills Blvd., Suite 415
Nashville, TN 37215
(615) 465-4487
(Name, address and telephone number, including area code, of agent for service)
____________________________________

Copies to:

Jay H. Knight Timothy J. Van Hal Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, TN 37201 (615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A common stock, par value $0.0001 per share	1,500,000	$24.83	$37,245,000	$4,064

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Class A common stock which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $24.83 per share, which is the average of the high and low prices of Class A common stock, as reported on the Nasdaq Global Select Market, on October 2, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
i3 Verticals, Inc. (the “Registrant” or the “Company”) will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not required to file and is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.         Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:
(1)    The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2019 (including information specifically incorporated by reference from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on January 24, 2020) (File No. 001- 38532) filed with the Commission on November 22, 2019;
(2)    The Registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 2019 (File No. 001-38532) filed with the Commission on February 10, 2020;
(3)    The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (File No. 001-38532) filed with the Commission on May 11, 2020;
(4)    The Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 (File No. 001-38532) filed with the Commission on August 10, 2020;
(5)    The Registrant’s Current Reports on Form 8-K, filed on November 21, 2019 (other than information furnished pursuant to Item 2.02, Item 7.01 or Item 9.01), January 10, 2020 (as amended on February 10,

2020), February 11, 2020, February 19, 2020, February 28, 2020, April 3, 2020, August 10, 2020 (other than information furnished pursuant to Item 2.02, Item 7.01 or Item 9.01, except that information included in Exhibit 99.2 in such report shall be expressly incorporated by reference herein), September 10, 2020, and September 15, 2020; and
(6)    The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38532) filed with the Commission on June 15, 2018, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.
Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.
Item 4.         Description of Securities.
Not applicable.
Item 5.         Interests of Named Experts and Counsel.
Not applicable.
Item 6.         Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated bylaws provide that none of the Company’s directors shall be personally liable to the Company or the Company’s stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for the Company’s directors and officers to the fullest extent permitted by the DGCL. The Company indemnifies each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Company will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
The Company has entered into indemnification agreements with each of the Company’s current directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted by law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws.
The Company believes that the amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. At present, there is no litigation or proceeding involving one of the Company’s directors or officers as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.
The Company maintains standard policies of insurance that provide coverage (i) to the Company’s and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) with respect to indemnification payments that the Company may make to such directors and officers.
Item 7.         Exemption from Registration Claimed.
Not applicable.

Item 8.         Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of i3 Verticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 25, 2018).
4.2	Amended and Restated Bylaws of i3 Verticals, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 25, 2018).
4.3	Specimen Stock Certificate evidencing the shares of Class A common stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, filed on May 25, 2018).
5.1*	Opinion of Bass, Berry & Sims PLC.
23.1*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).
23.2*	Consent of BDO USA, LLP.
24.1	Power of Attorney (included on signature page).
99.1	i3 Verticals, Inc. 2020 Acquisition Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 10, 2020).
99.2
Form of Restricted Stock Award Agreement under i3 Verticals, Inc. 2020 Acquisition Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 10, 2020).

99.3	Form of Stock Option Award Agreement under 2020 Acquisition Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 10, 2020).
* Filed herewith

Item 9.         Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 5th day of October, 2020.

i3 Verticals, Inc.

By:	/s/ Gregory Daily
Gregory Daily
Chairman of the Board and Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Gregory Daily and Clay Whitson, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gregory Daily Gregory Daily	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 5, 2020
/s/ Clay Whitson Clay Whitson	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	October 5, 2020
/s/ Elizabeth Seigenthaler Courtney Elizabeth Seigenthaler Courtney	Director	October 5, 2020
/s/ John Harrison John Harrison	Director	October 5, 2020
/s/ Burton Harvey Burton Harvey	Director	October 5, 2020
/s/ Timothy McKenna Timothy McKenna	Director	October 5, 2020
/s/ David Morgan David Morgan	Director	October 5, 2020
/s/ David Wilds David Wilds	Director	October 5, 2020